Release:    May 7, 2019

CP announces results of annual meeting of shareholders and director elections; Isabelle Courville becomes Chair of the Board

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announces that all resolutions placed in front of shareholders at its 2019 annual meeting (AGM) held in Calgary earlier today, including the election of all nine individuals identified in the management proxy circular dated March 15, 2019 as director nominees of CP, have been passed. Additionally, upon her re-election as a director, Isabelle Courville is now confirmed as Chair of CP’s Board of Directors.

“I congratulate Isabelle on becoming Chair of the Board and on making history as the first woman to hold that position, not only for CP but across the Class 1s in North America,” said CP's President and Chief Executive Officer Keith Creel. “As an organization whose values hinge on pride and diversity, I’m extremely proud to serve on this diverse board with these distinguished business leaders. I also want to thank Andy for his tireless service, dedication and outstanding leadership over the last four years as Chair of the Board.”

Ms. Courville replaces Andrew F. Reardon, who announced in December 2018 he would be retiring following the AGM.

“I am very proud to be Chair of the Board of Directors of CP and re-elected as a director,” said Courville. “It’s my honour to serve CP, an iconic company, and I look forward to continuing the momentum established by Andy in this role. On behalf of the entire board, we wish Andy well in his retirement and thank him for his valuable contribution and leadership.”
All directors received at least 98.46 percent of votes cast, while the advisory vote on executive compensation (Say-on-Pay) received 95.82 percent approval. The detailed results of the vote by ballot on the election of directors are as follows:

	Votes For	% Votes For	Votes Withheld	% Votes Withheld
The Hon. John Baird	102,953,062	99.43%	588,912	0.57%
Isabelle Courville	102,776,371	99.26%	765,594	0.74%
Keith E. Creel	103,357,816	99.82%	184,157	0.18%
Gillian H. Denham	101,945,229	98.46%	1,596,745	1.54%
Rebecca MacDonald	102,866,858	99.35%	675,116	0.65%
Edward Monser	103,351,251	99.82%	190,723	0.18%
Matthew H. Paull	103,325,371	99.79%	216,602	0.21%
Jane L. Peverett	102,743,269	99.23%	798,705	0.77%
Gordon T. Trafton	103,033,296	99.51%	508,678	0.49%

Final voting results on all matters voted on at the AGM will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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Jeremy Berry
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Maeghan Albiston
403-319-3591
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